UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2017

TriplePoint Venture Growth BDC Corp.

(Exact name of registrant as specified in its charter)

Maryland	814-01044	46-3082016
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

TriplePoint Venture Growth BDC Corp. 2755 Sand Hill Road, Suite 150 Menlo Park, California	94025
(Address of principal executive offices)	(Zip Code)

(650) 854-2090

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On October 25, 2017, TriplePoint Venture Growth BDC Corp. (the “Company”) entered into (i) a Securities Purchase Agreement (the “GSAM AIMS Purchase Agreement”) with certain investment funds managed by the Alternative Investments & Manager Selection Group of Goldman Sachs Asset Management, L.P. (“GSAM AIMS Investors”), and (ii) a Securities Purchase Agreement (the “Management Purchase Agreement”, and together with the GSAM AIMS Purchase Agreement, the “Purchase Agreements”) with James P. Labe, the Company’s Chief Executive Officer and Chairman of the Company’s Board of Directors, Sajal K. Srivastava, the Company’s Chief Investment Officer and President and a member of the Company’s Board of Directors, and Andrew J. Olson, the Company’s Chief Financial Officer (collectively with the GSAM AIMS Investors, the “Investors”), pursuant to which the Company sold to (i) the GSAM AIMS Investors an aggregate of 1,594,007 shares of the Company’s common stock (the “GSAM AIMS Shares”) at a price per share of $13.54 and (ii) Messrs. Labe, Srivastava and Olson an aggregate of 73,855 shares of the Company’s common stock (collectively with the GSAM AIMS Shares, the “Shares”) at a price per share of $13.65, for total gross proceeds of approximately $22.59 million (the “Offering”). There were no underwriting discounts or commissions paid by any of the Investors in connection with the Offering. The Offering closed on October 25, 2017 (the “Closing Date”).

In addition, the GSAM AIMS Investors have agreed to purchase, subject to certain ownership percentage restrictions and other conditions, up to an additional 200,000 shares of the Company’s common stock (the “Additional Shares”) from the Company following the additional issuance of shares of the Company’s common stock to parties other than the GSAM AIMS Investors in a registered offering or a private placement (the “Third Party Offering”). The per share purchase price for the Additional Shares will be subject to automatic adjustment such that the per share purchase price is not less than the Company’s then current net asset value per share, but not greater than the per share purchase price in the Third Party Offering. The GSAM AIMS Investors’ obligation to purchase Additional Shares is subject to certain conditions described in the GSAM AIMS Purchase Agreement, including but not limited to: (i) each GSAM AIMS Investor’s ownership of the Company’s common stock not exceeding 2.9% of the Company’s then outstanding common stock and (ii) the GSAM AIMS Investors’ ownership in the Company in the aggregate not exceeding 9.0% of the Company’s then outstanding common stock. The GSAM AIMS Investors’ obligation to purchase Additional Shares will terminate upon the earlier of (i) TPVG Advisers LLC or another affiliate of TriplePoint Capital LLC, no longer serving as the Company’s investment adviser, (ii) either Mr. Labe or Mr. Srivastava no longer being actively involved in the management of the Company or TriplePoint Capital LLC, (iii) October 25, 2018 or (iv) the date on which GSAM AIMS Investors purchase any Additional Shares.

Pursuant to the terms of the Purchase Agreements, the Investors have agreed not to sell, transfer or otherwise dispose of any of the Shares or the Additional Shares for a period of 18 months from the Closing Date (the “Lock-up Agreement”), subject to certain early termination events. The Company also granted the GSAM AIMS Investors certain registration rights and the related right to participate in future equity offerings conducted by the Company. Specifically, the GSAM AIMS Investors will have the right to sell a minimum of one-third of the total number of shares of the Company’s common stock then held by them in any underwritten offering initiated by the Company. Additionally the GSAM AIMS Investors have the right to cause the Company to file a shelf registration statement covering shares of the common stock to be sold by them.

The description above is only a summary of the material provisions of the Purchase Agreements and is qualified in its entirety by reference to the copies of the Purchase Agreements, which are filed as Exhibits 10.1 and 10.2 to this current report on Form 8-K and are incorporated by reference herein.

On October 25, 2017, the Company issued a press release regarding the matters described herein, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above is incorporated herein by reference in response to this Item 3.02.

The offer and sale of the Shares and the Additional Shares pursuant to the Purchase Agreements were sold to “accredited investors” and are exempt from registration under Section 4(a)(2) of the Securities Act of 1933 and Regulation D thereunder.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Securities Purchase Agreement, dated as of October 25, 2017, by and between the Company and certain investment funds managed by the Alternative Investments & Manager Selection Group of Goldman Sachs Asset Management, L.P.

10.2	Securities Purchase Agreement, dated as of October 25, 2017, by and between the Company and James P. Labe, Sajal K. Srivastava and Andrew J. Olson

99.1	Press Release dated October 25, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TriplePoint Venture Growth BDC Corp.

By:	/s/ James P. Labe
Name:	James P. Labe
Title:	Chief Executive Officer

Date: October 26, 2017